Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on
Schedule 13G (including amendments thereto) with respect to the Common Units Representing Limited Partner Interests of Plains GP Holdings, L.P., and further agree that this agreement be included as an exhibit to such filings.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 13th day of February 2023.

TORTOISE CAPITAL ADVISORS, L.L.C.

Date: February 13, 2023	By:	/s/ Diane Bono
Name: Diane Bono
Title: Managing Director and Chief Compliance Officer

TORTOISE ENERGY INFRASTRUCTURE TOTAL RETURN FUND, A SERIES OF MANAGED PORTFOLIO SERIES BY TORTOISE CAPITAL ADVISORS, L.L.C. AS ADVISOR

Date: February 13, 2023	By:	/s/ Diane Bono
Name: Diane Bono
Title: Managing Director and Chief Compliance Officer